Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attention: High Grade Debt Syndicate

Telephone: +1 646 855 6433

Facsimile: +1 646 855 0116

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Attention: Debt Syndicate

Telephone: +44 (0) 20 7773 9098

Facsimile: +44 (0) 20 7516 7548

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Attention: General Counsel

Facsimile: +1 212 816 7912

The Hongkong and Shanghai Banking Corporation Limited

Level 17, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Attention: Transaction Management

Telephone: +852 2822 2377

Facsimile: +852 3409 2845